AMENDMENT TO CASE CONSTRUCTION EQUIPMENT SALES AND SERVICE AGREEMENT

THIS IS AN AMENDMENT to the CASE Construction Equipment Sales and Service Agreement between CNH Industrial America LLC, a Delaware limited liability company ( “Case”) and Titan Machinery Inc., a Delaware corporation (“Dealer”) dated    for Dealer’s locations in (“Agreement”).

RECITALS

WHEREAS, Case is engaged in the business of manufacturing construction and agricultural equipment and attachments; and

WHEREAS, Dealer is a publicly traded entity, and is also a dealer of Case IH agriculture equipment, New Holland agriculture equipment and New Holland construction equipment; and
WHEREAS, Dealer currently operates numerous Case dealership locations in eleven (11) states; and WHEREAS, the size and geographic diversity of Dealer’s CNH-branded dealership operations, along with its publicly-traded status, make it unlike most of Case’s other North American dealers; and

WHEREAS, the uniqueness of Dealer’s public company status and the extent and geographic diversity of its Case locations warrant modification to the Agreement;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Dealer and Case hereby agree as follows:

1.The above Recitals are hereby incorporated by reference.

2.	Section 4.2 of the Agreement is deleted.

3.	Section 4.3 of the Agreement is replaced in its entirety with the following:

“4.3 Changes in Dealer Form and Control. Dealer shall provide Case with sixty (60) days’ prior written notice of Dealer’s intention to change its: (a) legal form or entity; or (b) control or management (a “Change of Control” as defined below); provided that, in the event that Dealer is not aware of such event, notice shall be furnished as soon as reasonably practical after Dealer acquires knowledge. Prior to consummating any such change described in this paragraph, or following such change if Dealer had no advance knowledge, Dealer must obtain Case’s written consent.

A “Change of Control” shall mean any one or more of the following events:

(i)    a merger, consolidation or reorganization approved by Dealer’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned Dealer’s outstanding voting securities immediately prior to such transaction;

(ii)	any sale of all or substantially all of Dealer’s assets;

(iii)    any transaction or series of related transactions (other than from the sale of shares issued or sold in any registered offering of Dealer’s securities) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Dealer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Dealer) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) (A) twenty percent (20%) or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, if such group is a competitor of Company; or (B) thirty (30%) percent or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions;

(iv)	a change in the composition of the Board of Dealer over a period of eighteen
(18) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) were Board members at the beginning of such period or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time the Board approved such election or nomination;

(v)    any attempt by Dealer’s Chief Executive Officer and/or such person’s direct reports (the “Executive Management Team”) to sell or otherwise dispose of, in a single transaction or series of transactions over a period of time not to exceed twelve (12) months, an amount of Dealer’s publicly-traded securities beneficially owned by the Executive Management Team member equal to ten (10%) percent or more of Dealer’s then outstanding publicly-traded securities; or

(vi)    a change in the identity of Dealer’s management, defined as Dealer’s Chief Executive Officer, as set forth on Schedule A.

Dealer shall inform Case in writing simultaneous with Dealer filing an initial registration statement with the Securities and Exchange Commission related to any future offering of Dealer’s securities or in the event of any change in a Section 16 officer.

Dealer’s Executive Management Team shall meet as requested with Case’s brand leaders to develop plans for Dealer’s proposed expansion, if any, to coincide with Case’s market representation plans. Prior to Dealer engaging in substantive discussions (directly or indirectly) for a possible purchase of a CNH-branded dealership with such CNH dealer that would result in an expansion of Dealer’s total Sales and Service Market for Case Products, Dealer shall provide Case written notice of its intent to engage in such discussions and with whom. Case shall have the right to reject such a request or to withhold approval of Dealer’s acquisitions of CNH-branded dealerships, in its sole discretion. Case shall maintain the confidentiality of all information disclosed respecting a proposed acquisition.

Should Case approve Dealer’s acquisition of a CNH-branded dealership in the future, Dealer agrees that it will abide by Case’s requirements for the approval of Dealer’s purchase of such dealership, including without limitation Case’s requirements regarding inventory levels, facilities, service coverage, market share objectives, and the representation of competitive products at said dealership.”

4.	Section 4.4 of the Agreement is replaced in its entirety with the following:

4.4
Death or Incapacity of Dealer Principals. In the event of the death or incapacity of any person listed in Schedule A (“Dealer Principal(s)”), Dealer shall provide Case within ninety (90) days of such occurrence, an ownership or management succession plan for the replacement of such deceased or incapacitated Dealer Principal(s), if Dealer proposes to continue operation under this Agreement. Case may approve or deny Dealer’s proposed succession plan in its reasonable discretion.

5.	Section 4.5 of the Agreement is replaced in its entirety with the following:

4.5
Ancillary Documents. Dealer will execute such agreements or other documents as Case in its reasonable discretion may deem necessary to preserve Case's rights under this Agreement in response to (a) any change or proposed change in Dealer's legal form or entity, (b) any Change of Control of Dealer as defined above, or (c) death or incapacity of any Dealer Principal.

6.	Section 9.1(a) of the Agreement is replaced in its entirety with the following:

9.1(a) Equipment Market Share. Dealer shall aggressively promote and sell new Equipment to attain within Dealer’s SSM for all Equipment designated on Schedule B, a Dealer Market Share that is equal to at least 90% of either, in Case’s sole discretion, the Case National Dealer Market Share or the Case Regional Market Share. In evaluating Dealer’s market share performance, Case, in its sole discretion, may (i) group Product Lines and/or (ii) evaluate Dealer’s performance on a per Dealer Location basis. Should Dealer establish a new Case dealership or acquire a Case dealership, the requirement to attain either Case National Dealer Market Share or Case Regional Market Share shall not apply until after the end of the first thirty-six (36) months of Dealer’s operations.

7.	Section 9.2(a) of the Agreement is replaced in its entirety with the following:

(a) The Parties mutually recognize that one of the purposes of this Agreement is to assure that Dealer focuses its resources and efforts on the sale of new Products and the performance of its obligations under this Agreement. Therefore, Dealer agrees that if Dealer undertakes or engages in another business activity at a Dealer Location(s) separate from its representation of new Products pursuant to this Agreement, which activity involves a considerable commitment of Dealer’s effort and resources, Dealer agrees to make such separation of the personnel, facilities, capital (including, but not limited to, appropriate wholesale credit lines, sufficient working capital, sufficient equity) and other resources devoted to that business as is satisfactory to Case, provided that Case specifies in writing the separation of personnel, facilities and capital resources that are required. Case shall provide Dealer with two (2) years’ prior written notice for Dealer to complete any required separation of facilities. Dealer shall provide Case with thirty (30) days’ prior written notice of Dealer’s intention, or the intention of any of its wholly or partially-owned affiliates or related entities (including Dealer’s Chief Executive Officer, or any entities in which such person has at least a twenty-five (25%) percent ownership interest) to engage in or seek to acquire or invest in any other new business operations that are not directly related to Dealer’s Case equipment dealership operations under this Agreement; provided, that the above notice requirement shall not apply to passive investments of Dealer’s Chief Executive Officer which do not involve day-to-day management functions of such person. The restrictions of this Section 9.2(a) shall not apply to Dealer’s rental operations.

8.	Section 13.1 of the Agreement is replaced in its entirety with the following:

13.1 Business Plan Requirements. Annually, senior management of Dealer shall meet with Case representatives to review the following topics: (i) current year review of industry size, inventories, and market share performance by Dealer Location and by complex and by the respective parties; (ii) future forecasts of market demand by product category; (iii) pre-sale programs and other Case IH sponsored retail programs; (iv) estimate, by product line, of the next year’s industry potential, market share targets by Dealer Location or complex, and market share objectives by Dealer Location, including action planning and resource allocation needed to achieve those objectives; (v) sound inventory turns; and (vi) Dealer’s market coverage and expansion plans, including updates and resources required on a rolling five (5)-year basis. Within thirty (30) days thereafter, Dealer will submit and secure Case’s approval of a comprehensive Business Plan (which includes goals and objectives for all Dealer Locations) containing: (a) Equipment inventory stocking and sales objectives to maximize Dealer’s Equipment sales in its SSM, but at a minimum to obtain Dealer Market Share requirements stated in Section 9.1(a), including action plans for obtaining such objectives; (b) Parts inventory stocking plan and sales objectives to maximize Dealer’s Parts sales; (c) training plans for Dealer sales and service personnel, including Case provided training;
(d) advertising, promotional and marketing plans and budgets; (e) action plans for Dealer’s possible expansion or upgrading of its current facilities, or for the proposed addition of new facilities; (f) any additional information required by Case as set forth in the DOG; (g) status of Dealer’s Adjusted Debt to Tangible Net Worth Ratio (as well as any other metric criteria which Case may prescribe for dealers generally) for the plan year; and (h) such other elements or metrics as are set forth in Case’s then-effective dealer standards program, or which Case may elect to require in dealer business plans generally. Dealer will substantially accomplish each material action plan contained in each year’s Business Plan approved by Case.

On a semi-annual basis at Case’s request, Dealer’s Executive Management Team shall meet with Case representatives to review the following topics: (i) Dealer’s progress against the market share objective plan, including updates to annual market share objectives based on industry actual units sales year-to-date; and (ii) inventory status and update to support retail sales plan and presell activity.

On a monthly basis at Case’s request, Dealer’s branch managers and sales managers shall meet with Case representatives to review the following topics: (i) by Dealer Location and by complex, sales against monthly market share objectives, and inventory and wholesale planning to support retail objectives; and (ii) market share gap analysis and corrective action planning.

If any of the above reviews reveal deficiencies in Dealer’s operations, as determined in Case’s sole discretion, Case may request and Dealer shall rectify the stated deficiencies.”

9.Section 16.2 of the Agreement is hereby amended to delete the reference to “the Dealer Principals” from such section.

10.	Section 16.6 of the Agreement is replaced in its entirety with the following:

16.6 Chargeback for Improper or Unsubstantiated Claims. Dealer’s submission of unsubstantiated Dealer Claims or Dealer Claims not in compliance with the requirements of the DOG will result in a chargeback to Dealer for such claims, including interest at the then current prime rate. If Dealer refuses to permit an audit or fails to maintain a substantial amount of the required records, the chargeback will include, at the particular Dealer Location(s) involved, all amounts paid on Dealer Claims for the prior two (2) years, including any dealer settlement allowances, plus interest at the then current prime rate. If Dealer intentionally submits false or fraudulent Dealer Claims, the chargeback will include, at the particular Dealer Location(s) involved, an amount equal to three (3) times the amount of the false or fraudulent claims submitted at the particular Dealer Location(s), plus interest at the then current prime rate. This remedy is in addition to those available to Case for breach of this Agreement, including but not limited to termination of this Agreement.

11.	Section 20.4 of the Agreement is replaced in its entirety with the following:

20.4 Equipment Relocation. Case may request Dealer to transfer new Equipment to another authorized dealer to accommodate such dealer’s sale to another Customer. Any Case request to transfer a unit must be made via email to the person(s) Dealer has designated to Case for this purpose. If Dealer refuses, Case, in its sole discretion, may decline to pay, on Dealer’s behalf, the wholesale finance interest charges associated with that specific Equipment, and may decline to make available to

Dealer any retail sales programs for such Equipment. Case’s decision to remove retail sales programs for any such unit, and the details related thereto, must be documented by Case’s Regional Sales Director (“RSD”) via email to Dealer’s Vice President North America CE Store Operations, who must acknowledge receipt of the email to Case within twenty-four (24) hours. If Dealer’s Vice President does not respond within that time period, the RSD will first attempt to contact such person via telephone call, and if the Vice President is not available by telephone, the RSD will then attempt to contact either Dealer’s CFO or CEO by telephone.

12.	Section 21.1 of the Agreement is replaced in its entirety with the following:

21.1 Domestic Sales. Dealer shall concentrate its sales, lease and rental of whole good Products to the Domestic United States. Further, Dealer agrees to give Case notice of any of Dealer's occasional sales, lease or rental of whole good Products outside of the United States prior to shipment, and acknowledges that Case, in its sole discretion, may prohibit Dealer's sales, lease or rental of new whole good Products to a particular area outside of the United States upon written notice to Dealer.

13.	Section 21.4 of the Agreement is replaced in its entirety with the following:

21.4
No Internet Sales. Dealer may not consummate sales of new Products on or through an Internet website, including but not limited to an auction-type website, except as otherwise authorized by Case; provided, that Dealer may consummate sales of Parts over the Internet to customers located within its SSM.

14.	Section 21.5 of the Agreement is replaced in its entirety with the following:

21.5
Announcements. Prior to the filing of any statement with the Securities and Exchange Commission that includes disclosure of any information regarding Case that Case has advised Dealer in writing is material nonpublic information regarding Case, Dealer agrees to provide advance notice thereof to Case and to not disclose the same if so requested by Case, provided, however, that the foregoing shall not limit Dealer's rights and obligations to comply with applicable law.

15.The last sentence of Section 21.8(b) of the Agreement is replaced in its entirety with the following: “Dealer warrants that it has no foreign public officials as officers or employees at the date of this Agreement, and shall immediately notify Case in writing if a foreign public official becomes an officer or employee of Dealer.”

16.	Section 27.3(b) of the Agreement is replaced in its entirety with the following:

(b) If Dealer breaches Section 7.2, Case may, in its sole discretion, terminate the Agreement upon ninety (90) days’ advance written notice to Dealer. However, during this ninety (90)-day period, Dealer may cure its breach of Section 7.2 by providing Case, within sixty (60) days of Case’s notice to Dealer, a written plan to return to compliance with Section 7.2 within twelve (12) months from the date of Case’s notice. Without Case’s prior consent, Dealer’s material reduction of assets shall not be a means to achieve covenant compliance. Thereafter, if Dealer fails to perform such submitted plan, Case may terminate the Agreement with thirty (30) days’ written notice.

17.	Subparagraphs (a), (c), (g), (h), (k) and (o) of Section 27.4 of the Agreement are amended as follows:

a.Subparagraph (a) of Section 27.4 is replaced in its entirety with the following:

(a)
Dealer Financial Defaults: (i) Dealer’s default in the payment when due of any obligations to Case or any of its Affiliates, including but not limited to CNH Industrial Capital America LLC (“CNH Capital”) after the expiration of any notice and cure periods in any applicable agreements with Case’s Affiliates or CNH Capital; (ii) Dealer’s default under any chattel mortgage or other security agreement between Dealer and Case, any of its Affiliates or any other lender or financing entity with whom Dealer has a material credit arrangement (i.e., a credit arrangement for which the relevant agreements must be publicly disclosed pursuant to federal securities laws), if such default results in an acceleration of the indebtedness owed under the credit facility; or (iii) the refusal or failure of Dealer, following written demand, to account to Case or any of its Affiliates for the proceeds of the sale of Products for which Dealer is indebted to Case or such Affiliates;

b.Subparagraph (c), clause (vi) of Section 27.4 is amended to add the language “that is not satisfied within ten (10) days” following the word Dealer;

c.	Subparagraph (d) of Section 27.4 is replaced in its entirety with the following:

(d) Change in Dealer Entity, Control or Management: without the prior written consent of Case: (i) any change in Dealer’s legal form or entity; (ii) any Change of Control (as defined in Section 4.3); (iii) any assignment or attempted assignment by Dealer of this Agreement; or (iv) a substantial ownership interest in Dealer is acquired by a competitor of Case.

d.	Subparagraph (g) of Section 27.4 is replaced in its entirety with the following:

(g)
Failure to Operate: failure to operate any Dealer Location in the normal course of business for seven (7) consecutive calendar days other than due to a force majeure event, provided that within three (3) months from the seventh day of closure due to the force majeure event, Dealer shall submit a plan to Case detailing how Dealer shall return to operation at the affected Dealer Location, which plan must be acceptable to Case in its reasonable discretion;

e.	Subparagraph (h) is amended to delete “or any Dealer Principal” from such section.

f.	Subparagraph (k) of Section 27.4 is replaced in its entirety with the following:

(k)	Detrimental Conduct: any conduct by Dealer which in the sole discretion of Case:
(i)    is injurious or detrimental to Dealer’s Customers, the public welfare, other authorized dealers of Products, or the good name, goodwill or reputation of Case, Products and the Licensed Trademarks; (ii) is unbecoming of a reputable business person; or (iii) is abusive or threatening to any Case employee;

g.	Subparagraph (o) of Section 27.4 is replaced in its entirety with the following:

(o) Repetitive Breach: breach of the Agreement by Dealer (excluding breaches of Sections 7.2 or 9.1(a)) for which it has received notice by Case of that same type of breach on at least two (2) prior separate and distinct occasions within the preceding thirty-six (36) months;

18.Other than as expressly provided for herein, nothing contained in this Amendment shall be construed as a waiver or modification of any terms, conditions, or rights contained in the Agreement between Case and Dealer except to the extent such terms, conditions, or rights are in conflict with this Amendment, in which event this Amendment shall supersede the Agreement, but only to the extent of the conflict.

19.Each party to this Amendment represents and warrants that it has taken all action required to authorize it to enter into this Amendment, and each party further represents that it has neither relied upon nor been induced by any representation, statement, or disclosure of the other party, but has relied upon its own knowledge and judgment in entering into the Amendment.

20.This Amendment cannot be modified, nor any party's rights hereunder waived, except in writing, and no waiver of any provision hereof shall preclude enforcement of any other provision hereof, or subsequent enforcement of the provision waived. This Amendment cannot be assigned without the prior written consent of the parties, which consent may be withheld with or without cause.

IN WITNESS WHEREOF, CNH Industrial America LLC and Titan Machinery Inc. have caused this Amendment to be executed by their respective, duly authorized officer or representatives, as of the    day of
    , 2017.

Titan Machinery Inc.
(Dealer Name)
CNH Industrial America LLC
(Dealer Location)
By:	By:
Vice President, Case Construction, N. America	David J. Meyer, CEO
Dated:	Dated: